Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 27, 2007 relating to the consolidated financial statements of StockerYale, Inc. for the years ended December 31, 2006 and 2005 included in this Form 10-KSB/A, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-109790, 333-109789, 333-114311, 333-114155, 333-83762, 333-67434, 333-50408, 333-39078, 333-119912, 333-121888, 333-122066, 333-129065, 333-60721, 333-131353, 333-114156, 333-135964 and 333-140291) and Form S-8 (File Nos. 333-65714, 333-39082, 333-39080, 333-60717, 333-14757, and 333-119911).

/s/ VITALE, CATURANO & COMPANY, LTD.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

April 19, 2007